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                                                                                Exhibit 13

                                                            ------------------------------
                                                            SELECTED FINANCIAL INFORMATION
                                                            ------------------------------
                                                                         FIVE YEAR SUMMARY
                (In millions, except per      Year Ended July 31
               share data and statistics)     --------------------------------------------
                                               1996     1995      1994      1993      1992
                                              --------------------------------------------
                      OPERATINGS RESULTS

                         Customer Orders      $233.6   236.9     197.9     182.1     127.4

                           Order Backlog      $ 65.5    98.4      71.8      42.2      33.0

                                   Sales      $266.5   210.3     168.3     172.9     149.1

                            Gross Margin      $101.1    73.6      47.9      59.4      43.0

                 Engineering and Product
                    Development Expenses      $ 22.9    19.8      19.6      19.7      22.0

                    Selling, General and
                 Administrative Expenses      $ 46.8    39.0      42.3      42.6      41.5

                   Restructuring Charges      $   --      --      14.4        --       2.8

           Income (Loss) from Operations      $ 31.4    14.8     (28.4)     (2.9)    (23.3)

                        Net Income (Loss)     $ 30.3    10.7     (31.3)     (4.3)    (24.3)


                          PER SHARE DATA

                  Fully Diluted Earnings
                        (Loss) per Share      $ 0.82    0.36     (1.23)    (0.20)    (1.22)

                 Weighted Average Shares        36.8    29.8      25.5      21.1      19.9

                    Book Value Per Share      $ 4.33    2.23      1.55      2.69      2.64


                       FINANCIAL POSTION

                         Working Capital      $137.6    62.2      48.9      55.6      49.0

                  Property and Equipment      $ 37.9    28.4      28.9      28.3      29.6

                            Total Assets      $235.3   145.9     130.6     138.3     118.3

                                    Debt      $ 36.3    37.1      48.7      31.0      35.5

                    Stockholders' Equity      $155.0    65.4      40.6      66.5      53.1

                           Current Ratio         3.4     2.2       2.0       2.1       2.3

                          Asset Turnover         1.4     1.5       1.2       1.4       1.1

     Debt as a % of Total Capitalization      % 19.0    36.2      54.5      31.8      40.1


                       OTHER INFORMATION

Additions to Property and Equipment (Net)     $ 20.0    10.2      12.7       7.8       7.6

           Depreciation and Amortization      $ 10.5     9.7       9.2       9.2       9.4

                               Employees       1,032     944       880       930       946

                 Sales Per Employee (000)     $  270     230       179       186       139

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